UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
(Amendment No.)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

June 8, 2021 Date of Report (Date of earliest event reported)

HESKA CORPORATION (Exact name of Registrant as specified in its charter)

Delaware	000-22427	77-0192527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3760 Rocky Mountain Avenue Loveland, Colorado (Address of principal executive offices)		80538 (Zip Code)

Registrant's telephone number, including area code		(970) 493-7272

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	HSKA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 8, 2021, Heska Corporation, a Delaware corporation (the “Company”), and Kevin Wilson, the Company’s Chief Executive Officer and President, entered into an amended and restated employment agreement (the “Agreement”), which superseded and replaced Mr. Wilson’s existing employment agreement that was set to expire by its terms on December 31, 2021. The Agreement provides for an initial four-year term with automatic one-year renewals thereafter, subject to six months’ notice of non-renewal by either party. Under the Agreement, Mr. Wilson will receive (i) a base salary of $1,000,000, (ii) a target bonus of no less than 50% of base salary, (iii) participation in the Company’s benefit plans, including an automobile stipend of $700 per month and home office and communications stipend of $300 per month, and (iv) a grant of 34,800 performance-vesting stock options and a grant of 180,000 shares of performance-vesting restricted stock (at maximum performance), as described below.

Subject to execution of a release of claims, Mr. Wilson is eligible to receive certain severance payments and benefits upon a termination of his employment by the Company without cause or by Mr. Wilson for good reason. If such termination is within three months prior to or 24 months following a change in control, then Mr. Wilson will be eligible for the following severance benefits: (i) lump sum cash payment equal to 2.99x the sum of his base salary and target bonus and (ii) COBRA continuation premiums (or, if no longer eligible for COBRA, a cash payment in lieu thereof) for up to 36 months for him and his dependents. If such termination is not in connection with a change in control, then Mr. Wilson will instead be eligible to receive: (a) cash payment equal to 2.0x the sum of his base salary and target bonus and (b) COBRA continuation premiums (or, if no longer eligible for COBRA, a cash payment in lieu thereof) for up to 24 months. Additionally, if Mr. Wilson’s employment with the Company is terminated as a result of his death or disability, he or his estate will be eligible to receive a pro-rated target bonus for the year of termination and COBRA continuation premiums (or, if no longer eligible for COBRA, a cash payment in lieu thereof) for up to 24 months. The Company’s severance obligations are further subject to Mr. Wilson’s continued compliance with non-competition and non-solicitation covenants which extend for two years following the date of termination if not in connection with a change in control or three years following the date of termination if such termination is in connection with a change in control.

One-half of Mr. Wilson’s grant of 34,800 performance-vesting stock options will vest when the average closing price of a share of the Company’s common stock over a 20-trading-day period equals $300 (the target performance level) and the remainder will vest when such price equals $350 (the maximum performance level), in each case, subject to Mr. Wilson’s continued employment through the date such price is achieved. A total of 60,000 shares of the performance-vesting restricted stock will become earned if “target” levels of each performance metric are achieved and a total of 180,000 will become earned only if “maximum” levels of each performance metric are achieved, with the maximum shares that may become earned further divided as follows: (i) as to 90,000 shares based on achievement of maximum revenue targets, (ii) as to 45,000 shares based on achievement of maximum consolidated gross margin targets, and (iii) as to 45,000 shares based on achievement of maximum adjusted EBITDA margin targets. Upon a change in control, any unvested stock options and restricted shares will vest based on the greater of target or actual performance through the date of the change in control. Additionally, if Mr. Wilson’s employment with the Company is terminated as a result of Mr. Wilson’s death or disability, by the Company without cause or by Mr. Wilson for good reason, any unvested restricted shares will vest based on actual performance through the date of such termination.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 5.02 by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description

10.1	Amended and Restated Employment Agreement dated June 8, 2021 by and between Heska Corporation and Kevin Wilson
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HESKA CORPORATION, a Delaware corporation

Dated: June 9, 2021	By: /s/ Christopher Sveen Christopher Sveen Executive Vice President, Chief Administrative Officer and General Counsel